LA JOLLA PHARMACEUTICAL COMPANY PRESENTS AT AMERICAN COLLEGE OF RHEUMATOLOGY AND AMERICAN
SOCIETY OF NEPHROLOGY ANNUAL MEETINGS

SAN DIEGO, October 29, 2004 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) announced that it presented additional and previously released results from its Phase 2/3 and Phase 3 clinical trials of Riquent® (abetimus sodium, formerly LJP 394) for the treatment of lupus renal disease. Posters were presented today at the American Society of Nephrology Annual Meeting being held in St. Louis, MO and last week at the American College of Rheumatology Annual Meeting held in San Antonio, TX.

At the American College of Rheumatology meeting, Kenneth R. Heilbrunn, M.D., Vice President of Clinical Development at La Jolla Pharmaceutical Company, presented new data in a poster entitled “The Effect of LJP 394 and Concomitant Immunosuppressive Agents on Levels of Anti-dsDNA Antibodies in SLE Patients.”

The poster summarized additional data from a Phase 3 clinical trial comparing changes in levels of antibodies to double-stranded DNA (dsDNA) in patients on Riquent or placebo who were receiving either mycophenolate mofetil (MMF) or azathioprine (AZA) at baseline.

Patients treated with Riquent who were on MMF at baseline had a greater reduction in levels of antibodies to dsDNA compared with patients treated with placebo who were on MMF at baseline. Similarly, patients treated with Riquent who were on AZA at baseline had a greater reduction in levels of antibodies to dsDNA than patients treated with placebo who were on AZA at baseline.

By week 24, Riquent-treated patients on MMF experienced a median reduction in levels of antibodies to dsDNA of 55% compared with a median reduction of 6% for placebo-treated patients. Riquent-treated patients on AZA experienced a median reduction in levels of antibodies to dsDNA of 28% compared with a median reduction of 1% for placebo-treated patients. Forty-two patients were receiving MMF at baseline (20 Riquent and 22 placebo). Seventy-four patients were receiving AZA at baseline (38 Riquent and 36 placebo). Baseline characteristics were similar between treatment groups.

Also, Vibeke Strand, M.D., Stanford University Medical Center, presented a poster entitled “Improved Health-Related Quality of Life (HRQOL) Following Sustained Reductions in Anti-dsDNA Antibody Levels in Patients with Systemic Lupus Erythematosus (SLE) After Treatment with LJP 394.”

At the American Society of Nephrology meeting, James A. Tumlin, M.D., Emory University, presented a poster entitled “Reductions in 24-hour Urine Protein Levels Associated with Treatment of SLE Patients with LJP394 in Two Randomized, Placebo-controlled Clinical Trials.” A second poster, presented by Claudia Hura, M.D., San Antonio Kidney Disease Center, was entitled “Integrated Safety Results from Studies of LJP 394 in SLE Patients.”

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent® for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis, miscarriage and other thrombotic events, and is in the early stage of developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent®, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis (“thrombosis”), including the results of any trials that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to the secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any additional trial or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trial, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: our clear need for additional financing; obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary FDA inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2003, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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